SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

__________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) of the
SECURITIES EXCHANGE ACT OF 1934

__________________

Date of Report (Date of earliest event reported):

May 30, 2007

NeoGenomics, Inc.
(Exact Name of Registrant as Specified in Charter)

Nevada	333-72097	74-2897368
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

12701 Commonwealth Drive, Suite 9, Fort Myers, Florida	33913
(Address of principal executive offices)	(Zip code)

(239) 768-0600
Registrant’s telephone number, including area code

Not Applicable
(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[	]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[	]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[	]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[	]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 3.02 Unregistered Sales of Equity Securities

    During the period from May 31, 2007 to June 6, 2007, NeoGenomics Inc., a Nevada Corporation, (the “Company”) sold 2.67 million restricted shares of common stock , par value $0.01 per share, in a private equity transaction with accredited investors.  The shares of common stock were priced at $1.50 and resulted in the company receiving gross proceeds of $4.0 million.  After estimated transaction costs the company will receive net proceeds of $3.75 million.  In connection with this the company granted piggyback rights.  The company will issue 98,417 to Noble International Investment Inc. at $1.50 per share. In addition the company will also issue 250,000 warrants at $1.50 per share to Steven Jones Acting Principal Financial Officer, for his role in the fund raising process.

ITEM 5.02 Departures of Directors or Principal Offices; Elections of Directors; Appointment of Principal Officers

On May 30, 2007 a majority of the existing shareholders of the company voted to elect Robert Gasparini, George O’Leary, Steven Jones, Peter Peterson and Michael Dent for another term. A majority of the existing shareholders of the company have also elected Mr. William J. Robison and Dr. Marvin E. Jaffe to join the Company’s Board of Directors.

  Mr. Robison, who is retired, spent his entire 41 year career with Pfizer, Inc.  At Pfizer, he rose through the ranks of the sales organization and became Senior Vice President of Pfizer Labs in 1986.  In 1990, he became General Manager of Pratt Pharmaceuticals, a then new division of the U.S. Pharmaceuticals Group, and in 1992 he became the President of the Consumer Health Care Group.  In 1996 he became a member of Pfizer’s Corporate Management Committee and was promoted to the position of Executive Vice President and head of Worldwide Corporate Employee Resources.  Mr. Robison retired from Pfizer in 2001 and currently serves as a consultant and board member to various companies.  Mr. Robison is a board member and an executive committee member of the USO of Metropolitan New York, Inc.  He is also on the board of directors of the Northeast Louisiana University foundation, a member of the Human Resources Roundtable Group, the Pharmaceutical Human Resource Council, the Personnel Round Table, and on the Employee Relations Steering Committee for The Business Round Table.

    Dr. Jaffe, who is also retired, spent his entire working career in the pharmaceutical industry and has been responsible for the pre-clinical and clinical development of new drugs and biologics in nearly every therapeutic area.   He began his career at Merck & Co and spent 18 years with Merck, rising to the position of Senior Vice-President of Medical Affairs.  After leaving Merck, Dr. Jaffe became the founding President of the R.W. Johnson Pharmaceutical Research Institute (PRI), a Johnson & Johnson Company.   PRI was established for the purpose of providing globally integrated research and development support to several companies within the J&J pharmaceutical sector including Ortho Pharmaceutical, McNeil Pharmaceutical, Ortho Biotech and Cilag.  Dr. Jaffe retired from Johnson & Johnson in 1994 and currently serves as a consultant and board member to various companies in the biopharmaceutical and biotechnology industries.  He is currently a Director of Immunomedics, Inc.  He was also on the Boards of Genetic Therapy, Inc., Vernalis Group, plc., Celltech Group, plc. and Matrix Pharmaceuticals which were acquired by other companies.  He is on the Scientific Advisory Boards of Health Care Ventures, Endpoint Merchant Group, Newron Pharmaceuticals and PenWest Pharmaceuticals .

ITEM 8.01 Other Events

On June 7, 2007 NeoGenomics issued a press release related to the above events.  A copy of the press release is attached hereto as exhibit 99.1.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
NEOGENOMICS,INC.

Date: June 7, 2007	By: /s/ Robert Gasparini
Name: Robert Gasparini
Its: President